Exhibit 99.1

August 10, 2004	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports First Quarter 2005 Results

MILWAUKEE, WI – August 10, 2004

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the first quarter of its 2005 fiscal year. Net sales for the first quarter ended June 30, 2004 were $188.8 million, an increase of $27.0 million or 17% from the $161.8 million reported in the first quarter of fiscal 2004. Net income in the quarter was $5.0 million compared to a loss of $2.5 million in the prior year quarter. The favorable impact of currency translation in the quarter versus the prior year was $2.8 million and $0.1 million, on sales and net income respectively. Adjusted EBITDA improved 55% in the first quarter of fiscal 2005 to $30.9 million, or 16.4% of sales, compared to last year’s first quarter Adjusted EBITDA of $19.9 million, or 12.3% of sales, an improvement of $11.0 million. A reconciliation of EBITDA and Adjusted EBITDA (non-GAAP financial measures) to net income, the most comparable GAAP figure, is provided in the supplemental pages to this release.

The sales increase in the quarter was driven by the Company’s core power transmission products which grew 18% compared to the prior year quarter as each of the main product lines experienced double-digit sales growth over the prior year quarter. This sales growth was balanced between distribution and strong demand from OEMs across all sectors including food and beverage, construction, forest products, energy and cement. Sales of the Company’s aerospace products grew 11% over the first quarter of last year due to the improvement in the commercial airframe industry and increased spares volume. Sales of special components products grew 12% over the first quarter of fiscal 2004.

Gross profit margin improved 270 basis points in the first quarter of fiscal 2005 to 32.4% and selling, general and administrative expense (“SG&A”) as a percentage of sales declined to 20.2% versus 22.3% in the prior year first quarter. The improvements compared to the prior year quarter were driven by both the additional sales volume and improved productivity as a result of the Company’s continued implementation of the Rexnord Business System (RBS), which focuses on reducing overall cost through leaner, more efficient internal processes.

Income from operations in the first quarter of fiscal 2005 was $19.5 million, a 150% improvement over last year’s first quarter of $7.8 million. Interest expense, net in the first quarter was $10.6 million compared to $11.4 million in the prior year quarter, a result the Company’s reduced indebtedness compared to the prior year

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and lower effective interest rates arising from reduced margin spreads on the Company’s term loans and revolving credit borrowings.

As of June 30, 2004, the Company had total debt of $557.1 million and cash on hand of $10.7 million versus total debt of $550.8 million and $21.8 million of cash as of March 31, 2004. As a result of the Company’s overall operating and EBITDA performance in the quarter, total leverage (defined in the Company’s credit agreement) was reduced to 4.36x at the end of June 2004 from 4.95x in June 2003 and 4.74x at the end of March 2004.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with our start to fiscal 2005. The first quarter represents the second consecutive quarter in which we’ve reported improved sales and EBITDA over the comparable prior year period. Perhaps the most encouraging aspect of the first quarter is the level of orders we received in the quarter, which is a continuation of the strong order performance in the fourth quarter of 2004. This trend provides us optimism that we are through the de-stocking phase at our distributors, that our end markets are recovering, and that capital spending is picking up. Our focus items in 2005 remain growing our business in areas where we have a sustainable competitive advantage, implementation of RBS and achieving the benefits of our cost reduction initiatives. We expect our success in the execution of those areas will produce improving results throughout this fiscal year.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is a supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” debt securities because it is a common measure of the ability to meet debt service obligations. Other companies in the industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the reconciliation table. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flow included in the financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components. The company has over 4,800 employees located at more than 30 manufacturing facilities worldwide. Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its third quarter results on a conference call on August 11, 2004 at 10:00 a.m. Eastern. Robert A. Hitt, CEO and Thomas J. Jansen, CFO will conduct the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-818-5264
International toll #	1-913-981-4910

Lines will be muted until Rexnord completes its comments on the results. Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-888-203-1112 (through August 18, 2004)
Replay international toll #	1-719-457-0820
Replay access code	557855

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10-K filed on June 15, 2004 and reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in millions)

	First Quarter Ended
	June 30, 2004	June 29, 2003

Net sales	$188.8	$161.8

Cost of sales	127.7	113.7
Gross profit	61.1	48.1

Selling, general and administrative expenses	38.1	36.1
Restructuring and other similar costs	—	0.7
Amortization of intangible assets	3.5	3.5
Income from operations	19.5	7.8

Non-operating income (expense):
Interest expense, net	(10.6)	(11.4)
Other, net	(0.6)	(0.5)
Income (loss) before income taxes	8.3	(4.1)

Provision (benefit) for income taxes	3.3	(1.6)

Net Income (loss)	$5.0	$(2.5)

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2004	March 31, 2004
	(Unaudited)
Assets
Current assets:
Cash	$10.7	$21.8
Receivables, net	119.1	120.2
Inventories	143.1	134.7
Other current assets	13.9	14.6
Total current assets	286.8	291.3

Property, plant and equipment, net	267.0	270.2
Intangible assets, net	121.7	125.2
Goodwill	582.1	582.1
Other assets	29.5	30.3
	$1,287.1	$1,299.1

Liabilities and stockholders’ equity
Current liabilities:
Trade payables	$64.5	$72.9
Income taxes payable	7.4	4.8
Deferred income taxes	6.7	6.4
Compensation and benefits	28.8	29.3
Current portion of long-term debt	2.5	2.0
Other current liabilities	29.0	42.1
Total current liabilities	138.9	157.5

Long-term debt	554.6	548.8
Pension obligations	91.5	92.7
Postretirement benefit obligations	42.6	43.9
Deferred income taxes	49.4	49.7
Other liabilities	7.7	7.4
Total liabilities	884.7	900.0

Stockholders’ equity	402.4	399.1
	$1,287.1	$1,299.1

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	First Quarter Ended
	June 30, 2004	June 29, 2003

Operating activities
Net income (loss)	$5.0	$(2.5)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	7.9	7.9
Amortization of intangible assets	3.5	3.5
Amortization of deferred financing costs	0.8	0.8
Changes in operating assets and liabilities:
Receivables	0.2	18.6
Inventories	(9.4)	—
Other assets	0.1	—
Accounts payable	(7.9)	(10.9)
Accruals and other liabilities	(12.4)	(16.6)
Cash provided (used for) from operating activities	(12.2)	0.8

Investing activities
Expenditures for property, plant and equipment	(5.0)	(3.0)
Adjustment of purchase price for Rexnord	—	(10.4)
Cash used for investing activities	(5.0)	(13.4)

Financing activities
Net borrowings of long-term debt	6.3	—
Cash provided by financing activities	6.3	—

Effect of exchange rate changes on cash	(0.2)	1.0
Decrease in cash	(11.1)	(11.6)
Cash at beginning of period	21.8	37.2
Cash at end of period	$10.7	$25.6

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

(in millions)

	First Quarter Ended
	June 30, 2004	June 29, 2003

Net income (loss)	$5.0	$(2.5)
Interest expense, net	10.6	11.4
Provision (benefit) for income taxes	3.3	(1.6)
Depreciation and amortization	11.4	11.4
EBITDA	30.3	18.7

Adjustments to EBITDA(1):
Restructuring and other similar costs	—	0.7
Other income (expense), net	0.6	0.5
Subtotal Adjustments to EBITDA	0.6	1.2

Adjusted EBITDA	$30.9	$19.9

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)           Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses. For the quarter ending June 30, 2004 other income (expense) includes: (i) management fees of ($0.5) million and (ii) ($0.1) a loss on the sale of fixed assets. For the quarter ending June 29, 2003, restructuring and non-recurring expenses of $0.7 million relate to consulting costs to implement severance programs initiated in prior years and other income (expense) includes management fees of $0.5 million.